PURCHASE AND SALE AGREEMENT

THIS PURCHASE AGREEMENT (the "Agreement") is dated for reference the 12th day of October, 2011 (the "Effective Date").

AMONG: Amrose Oil Company, Inc.

A corporation incorporated under the laws of the State of Nevada, with an executive office at:

3525 Sage Rd. Suite 1416
Houston, TX 77056

(the "**Buyer**")

AND: Wintree Energy Corporation

A corporation organized and formed according to the laws of the State of Florida, with an executive office at:

5402 Brittany Drive
Mc Henry, IL 60050

(the "**Seller**")

WHEREAS the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the rights to certain assets of Seller (as listed below), as contemplated by and on the terms set forth in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. **PURCHASE AND SALE**

1.1 Subject to the terms of this Agreement, the Buyer agrees to purchase all of the rights to certain assets owned by Seller which will be assigned to Buyer at Closing. Said assets consist of land leases containing oil and gas wells and are specifically set forth in the attached Exhibit A.

1.2 As consideration for assignment of Seller's leases to Buyer according to paragraph 1.1 above, Seller shall receive restricted stock of Forty thousand shares (40,000 shares) of Amrose Oil Company in exchange for items discussed in Exhibit A.

1.3 There is assurance that Amrose will assist and support these initially restricted shares to become free-trading when the required holding time is appropriately reached. Amrose should have no objections to have the restriction removed. At the same time, Wintree will offer the shares back to Amrose or Amrose Management at a fair price.

2. CLOSING

The closing of the transactions contemplated by this Agreement (the "**Closing**") shall occur as soon as practicable after this Agreement is executed by the parties hereto,

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Seller

(a) Organization; Power. The Seller is a corporation organized, formed and legally existing under the laws of the State of Florida, and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement to which the Seller is a party have been duly and validly authorized by all necessary action of the Seller. This Agreement and all other agreements contemplated by this Agreement, when executed and delivered by the parties thereto, shall constitute legal, valid, and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies

(c) Conduct of Business; Liabilities, the Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default of the Seller under:

(i) any mortgage, loan agreement, indenture, evidence of indebtedness, or other instrument evidencing borrowed money to which the Seller is a party or by which the Seller is bound; or

(ii) any judgment, order or injunction of any court, arbitrator or governmental agency that would reasonably be expected to affect materially and adversely the assets of the Seller's business, financial condition or results of operations.

(d) No Adverse Consequences. The execution, delivery and performance of this Agreement by the Seller will not

(i) result in the creation or imposition of any lien, security interest, charge or encumbrance on the seller's assets;

(ii) violate or conflict with, or result in a breach of, any provision of the Seller's governing documents;

(iii) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Seller, or

(iv) conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to the Seller under, or constitute a default under (whether by virtue of the application of a "change of control" provision or otherwise) any agreement, instrument, license or permit to which either the Seller is a party or by which the Seller is bound.

(e) No Undisclosed Liabilities. Except for as set forth herein or in recorded filings against seller or the assets transferred herein, the assets transferred herein are not subject to any material liability or obligation.

(f) Litigation. Except as set forth in below, there are no actions, suits, proceedings, orders, investigations, or claims pending or, to the Seller's knowledge, threatened against the Seller or any of the Seller's assets, at law or in equity, and the Seller is not subject to any arbitration proceedings or, to the Seller's knowledge, any governmental investigations or inquiries.

(g) Tax Matters. The Seller has filed all United States, state, local and foreign tax returns and reports required to be filed and has paid all taxes shown as due thereon, and no taxing authority has asserted any deficiency in the payment of any tax or has informed the Seller that it intends to assert any such deficiency or to make any audit or other investigation of the Seller for the purpose of determining whether such a deficiency should be asserted against the Seller.

(h) Compliance with Laws. The Seller is in material compliance with all laws, statutes, ordinances, regulations, orders, judgments or decrees applicable to it, the enforcement of which, if the Seller were not in compliance therewith, would have a material adverse effect on the business and operations of the Seller. The Seller has not received any notice of any asserted present or past failure by the Seller to comply with such laws, statutes, ordinances, regulations, orders, judgments or decrees.

(i) Environmental, Health and Safety Matters. The Seller makes no representations regarding compliance with licenses and other authorizations that may be required pursuant to applicable environmental, health and safety legislation for its assets and operations. The Buyer shall have thirty (30) days from the date of closing to complete its own due diligence regarding all environmental and regulatory issues and may rescind this agreement or request modification during this time based on its due diligence findings. This due diligence period may be extended by any days in which weather conditions prevent Buyer from conducting due diligence.

(j) Permits and Licenses. The Seller holds, and at all times has held, all permits necessary to operate its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all government bodies, agencies and other authorities, except when the failure to hold any permit would not have a material adverse effect on the business. The Seller is in material compliance with all the terms of each permit, and there are no claims of material violation by the Seller of any permit. All applicable government entities and agencies that have issued any permits have consented or, prior to the Closing, shall have consented (when such consent is necessary) to the transfer of its assets without requiring any modification of the Seller's rights or obligations under such permits.

(k) Accuracy of Representations and Warranties. None of the representations and warranties of the Seller contain any untrue statement of material fact or omit any material fact necessary to make the statements contained in this Agreement not misleading.

3.2 Representations and Warranties of the Buyer

(a) Organization; Power. The Buyer is a corporation incorporated and legally existing under the laws of the state of Nevada, and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) Authorization. The execution, delivery and performance of this Agreement and all other agreements contemplated by this Agreement to which the Buyer is a party have been duly and validly authorized by all necessary corporate action of the Buyer. This Agreement and all other agreements contemplated by this Agreement, when executed and delivered by the parties thereto, shall constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.

(c) No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement by the Buyer shall not:

(i) violate or conflict with, or result in a breach of, any provision of the Buyer's Articles of Incorporation or Bylaws;

(ii) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to the Buyer; or

(iii) conflict with, constitute grounds for termination or acceleration of, result in a breach of the terms, conditions, or provisions of, result in the loss of any benefit to the Buyer under, or constitute a default under (whether by virtue of the application of a "change of control" provision or otherwise) any agreement, instrument, license or permit to which either the Buyer is a party or by which the Buyer is bound.

(d) Governmental Authorities. The Buyer is not required to submit any notice, report, or other filing with any government or regulatory authority in connection with the Buyer's execution, delivery and performance of this Agreement, and no consent, approval, or authorization of any government or regulatory authority is required to be obtained by the Buyer in connection with the Buyer's execution, delivery and performance of this Agreement.

(e) No Undisclosed Liabilities. Except as set forth elsewhere in this agreement, the Buyer has no other liabilities for environmental, labor or tax matters or to any vendors or other parties.

(f) Litigation. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Buyer's knowledge, threatened against the Buyer or its properties, assets, operations or businesses, at law or in equity, and the Buyer is not subject to any arbitration proceedings or, to the Buyer's knowledge, any governmental investigations or inquiries.

(g) Accuracy of Disclosures. All public disclosures of Buyer made in compliance with any regulatory body are true and correct and do not contain any untrue statement of material fact or omissions of any material fact.

(h) Tax Matters. The Buyer has filed all United States, state, local and foreign tax returns and reports required to be filed and has paid all taxes shown as due thereon, and no taxing authority has asserted any deficiency in the payment of any tax or has informed the Buyer that it intends to assert any such deficiency or to make any audit or other investigation of the Buyer for the purpose of determining whether such a deficiency should be asserted against the Buyer.

(i) Accuracy of Representations and Warranties. None of the representations or warranties of the Buyer contain any untrue statement of material fact or omit any material fact necessary to make the statements contained in this Agreement not misleading.

3.3 All representations, warranties, covenants and agreements made in this Agreement or in any exhibit, schedule, certificate or agreement delivered in accordance with this Agreement shall survive the Closing. The Seller's and Buyer's representations and warranties shall survive the Closing for a period of not less than two (2) years, with the exception of warranties of title, which shall survive in accordance with the provisions of applicable laws.

4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to the Buyer's Obligations

(a) Available Information. The Seller shall have provided the Buyer with all available information regarding the assets being purchased including all financial statements, maps, lease copies, geological data or information, production history and all other information pertinent to these leases.

(b) Representations and Warranties. Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties were made at that time, except for changes contemplated, permitted or required by this Agreement. The Seller shall have performed and complied with all agreements, covenants and conditions required of the Seller under this Agreement.

(c) No Proceeding or Litigation. No action, investigation, suit or proceeding by or before any court, government or regulatory authority shall have been commenced and be continuing against the Seller, and no action, investigation, suit or proceeding shall have been threatened against the Seller or any of its affiliates, associates, officers or directors, seeking to restrain, prevent or alter the terms of this Agreement, questioning the validity or legality of this Agreement or seeking damages in connection with this Agreement other then what has been disclosed herein.

(d) Corporate Action. The Seller shall have furnished the Buyer with a copy, certified by an authorized signatory of the Seller, of the Seller's resolutions authorizing the execution, delivery and performance of this Agreement.

4.2 Conditions Precedent to the Seller's Obligations

(a) Representations and Warranties. Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties were made at that time, except for changes contemplated, permitted or required by this Agreement. The Buyer shall have performed and complied with all agreements, covenants, and conditions required of the Buyer under this Agreement.

(e) No Proceeding or Litigation. No action, investigation, suit or proceeding by or before any court, government or regulatory authority shall have been commenced and be continuing against the Buyer, and no action, investigation, suit or proceeding shall have been threatened against the Buyer or any of its affiliates, associates, officers or directors, seeking to restrain, prevent or alter the terms of this Agreement, questioning the validity or legality of this Agreement or seeking damages in connection with this Agreement other then what is disclosed in this agreement.

(f) Corporate Action. The Buyer shall have furnished the Seller with a copy, certified by an authorized signatory of the Buyer, of the Buyer's resolutions authorizing the execution, delivery and performance of this Agreement.

5. CONDUCT OF THE SELLER PENDING THE CLOSING

5.1 Prior to the Closing, the Seller shall operate the its business in a manner consistent with past practice, and the Seller shall continue to use its reasonable efforts to keep available the services of current management and to preserve its current relationships with persons having business dealings with it.

5.2 Prior to the Closing, the Seller shall use, preserve and maintain, as far as practicable, in the ordinary course of business, all of its assets and business operations to the same extent and in the same condition as on the date of this Agreement. Without the Buyer's prior written consent, the Seller shall not sell, transfer or encumber its assets or make any commitments relating to said assets, except in the ordinary course of business.

5.3 The Seller shall comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Seller and its business operations in the ordinary course of business.

5.4 Prior to the Closing, the Seller shall notify the Buyer promptly of any material and adverse change in its assets or business operations.

6. JOINT COVENANTS

6.1 Without limiting any other obligations of the Seller and the Buyer herein, the Seller and the Buyer shall each use their best efforts to comply with all applicable securities laws and to satisfy the conditions set forth in this Agreement.

6.2 No press releases, other public announcements or notices to customers concerning the transactions contemplated by this Agreement shall be made by the Buyer or the Seller without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that nothing herein shall prevent the parties from supplying information or making statements as required by any government authority or in order for the parties to satisfy their legal obligations (prompt notice of which shall, in any such case, be given to the parties).

6.3 On the reasonable request of any party after the Closing, the other parties shall take all action and execute all documents and instruments necessary or desirable to consummate and give effect to this Agreement.

7. TERMINATION

7.1 This Agreement may only be terminated in writing with the mutual consent of the parties hereto.

8. **GENERAL PROVISIONS**

8.1 Waiver. The failure of any party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the performance of such obligation, covenant or agreement or by the party who has the benefit of such condition, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppels with respect to, any subsequent or other failure.

8.2 Amendment. This Agreement may not be amended unless consented to in writing by the Buyer and the Seller.

8.3 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party hereto.

8.4 Notices. Any notice or communication required or permitted to be given under this Agreement shall be given in writing and shall be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in the United States, to the address or facsimile transmission number of each party set out below:

To the Buyer:

Amrose Oil Company, Inc.
Attn: Jim Anderson, CEO
2335 N 196th Place #0-106
Shoreline, WA 98133

To the Seller:

Wintree Energy Corporation
Attn: Frank Manzo, President, Secretary, Director
5402 Brittany Drive
McHenry, Illinois 60050

or to such other address or facsimile transmission number as either party may designate in the manner set out above;

Any notice or communication shall be considered to have been received:

(a) if delivered by hand during business hours on a business day, upon receipt by a responsible representative of the receiving party, and if not delivered during business hours, upon the commencement of business on the next business day;

(b) if sent by facsimile transmission during business hours on a business day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next business day; and

(c) If mailed by prepaid registered post in the United States, upon the fifth business day following posting; except that, in the case of a disruption or an impending or threatened disruption in postal services every notice or communication shall be delivered by hand or sent by facsimile transmission.

8.6 Arbitration. All disputes arising under this Agreement shall be arbitrated by a mediator agreed upon by the parties prior to commencing any litigation.

8.7 Currency. All references to currency in this Agreement are to U.S. dollars unless otherwise stated.

8.8 Time of the Essence. Time shall be of the essence of this Agreement.

8.9 Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.

8.10 Entire Agreement. The provisions of this Agreement constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement.

8.11 Enurement. This Agreement shall inure to the benefit of and be binding upon the parties and, except as otherwise provided or as would be inconsistent with the provisions of this Agreement, their respective heirs, executors, administrators, successors and assigns.

8.12 Independent Legal Advice. Each of the parties to this Agreement confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that this Agreement is signed by one party and faxed to another, the parties agree that a faxed signature shall be binding upon the parties as though the signature was an original.

8.14 Venue. This agreement may be interpreted under the laws of the State of Nevada and any and all legal actions shall hold venue in the State of Nevada

IN WITNESS WHEREOF this Agreement has been executed by the parties, and is effective as of the date of the last signature appearing below.

Jim Anderson, CEO, Chairman
Amrose Oil Company

5-20-2012
Date

Frank Manzo, President, Secretary and Director
Wintree Energy Company

5-15-2012
Date

EXHIBIT A

- A shared 50% interest in various non-operated working interests in the wellbores of the Champion 320-1, 320-2 and 320-3 located in the Augustin Viesca Survey, A-77, Polk County, Texas. Operated by Old Pine Energy Corp. of Austin, Texas. These wells are currently shut in.
- A shared 50% interest in a non-operated working interest of 17.71739% (NRI: 14.17391%) in the wellbore of the Cantey B #1 well located in the SW/4 of Section 30, Block 2, T&P RR Co. Survey, A-1881, Palo Pinto County, Texas. Operated by Dynamic Production, Inc.
- A shared 50% interest in a 0.03125% Overriding Royalty Interest in the Wohl 9-2 located in Section 9-T14N-R19W, Custer County, Oklahoma. Operated by Chesapeake Operating, Inc. of Oklahoma City, Oklahoma. Over the past six (6) months (2008) reported period, this well has produced an average of approximately 7 MCFPD.